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                                                                   Exhibit 99.02

        VISTACARE PROVIDES SUPPLEMENTAL INFORMATION TO FINANCIAL RESULTS

SCOTTSDALE, Ariz., Dec. 13, 2005 -- VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today provided supplemental information to the financial results issued earlier today. The supplemental information provided is unaudited fourth quarter 2005 information.


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                                 VISTACARE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                  THREE MONTHS ENDED
                                                     SEPTEMBER 30,
                                               ------------------------
                                                  2005          2004
                                               ---------      ---------
NET PATIENT REVENUE                            $ 53,885       $ 48,718
OPERATING EXPENSES:
Patient care expenses                            40,665         35,810
Sales, general and administrative
expenses (exclusive of stock based
compensation charges reported below)             19,776         22,151
Depreciation and amortization                     1,130          1,087
Stock-based compensation                             79             82
                                               --------       --------
TOTAL OPERATING EXPENSES                         61,650         59,130
                                               --------       --------
OPERATING (LOSS) INCOME                          (7,765)       (10,412)
                                               --------       --------
NON-OPERATING INCOME (EXPENSE):
Interest income                                     363            152
Interest expense                                     --            (19)
Other expense                                      (181)           (18)
                                               --------       --------
TOTAL NON-OPERATING INCOME                          182            115
                                               --------       --------
NET (LOSS) INCOME BEFORE INCOME TAXES            (7,583)       (10,297)
INCOME TAX (BENEFIT) EXPENSE                     (2,507)        (4,108)
                                               --------       --------
NET (LOSS) INCOME                              $ (5,076)      $ (6,189)
                                               ========       ========

NET INCOME (LOSS) PER COMMON SHARE:
   Basic net income (loss) per
   common share                                $  (0.31)      $  (0.38)
                                               ========       ========
Diluted net income (loss) per
   common share                                $  (0.31)      $  (0.38)
                                               ========       ========

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic                                            16,368         16,126
                                               ========       ========
Diluted                                          16,368         16,126
                                               ========       ========